FORM 8-A/A

                               (Amendment No. 2)

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               TANDYCRAFTS, INC.
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             (Exact name of registrant as specified in its charter)

          Delaware                                       75-1475224
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1400 Everman Parkway, Fort Worth, Texas                            76140
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(Address of principal executive offices)                         (Zip Code)


      If this form relates to the             If this form relates to the
    registration of a class of debt         registration of a class of debt
securities and is effective upon filing       securities and is to become
  pursuant to the General Instruction       effective simultaneously with the
   A(c)(1) please check the following         effectiveness of a concurrent
             box.  [  ]                      registration statement under the
                                            Securities Act of 1933 pursuant to
                                            General Instruction A(c)(2) please
                                              check the following box.  [  ]

Securities to be registered pursuant to Section 12(b) of the Act:


                                                  Name of each exchange on which
Title of each class to be so registered           each class is to be registered
---------------------------------------           ------------------------------

    Rights to Purchase Common Stock,                  New York Stock Exchange
            $1.00 Par Value

                                      None
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                                (Title of Class)


ITEM 1.   Description of Registrant's Securities to be Registered.
          --------------------------------------------------------

          As of November 21, 2000, the Registrant amended its Rights Agreement between the Registrant and First Chicago Trust Company of New York, as rights agent (the "Rights Agreement"), to exempt certain persons from the definition of "Acquiring Person" in the Rights Agreement. The amendment to the Rights Agreement adds a new exception, for an "Exempt Person," to the "Acquiring Person" definition in the Rights Agreement. An Exempt Person is defined to include Steel Partners II, L.P., Warren G. Lichtenstein, Mark E. Schwarz and Newcastle Partners, L.P., but only to the extent that such parties and their affiliates do not become beneficial owners of more than 1,924,300 shares of the common stock of the Registrant (subject to adjustments, as specified in the amendment to the Rights Agreement) as a result of any market purchases or any tender or exchange offers.

          This summary description of the amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is included as Exhibit 4.1 to this registration statement and is incorporated herein by reference.

ITEM 2.   Exhibits.
          ---------

4.1 Amendment to Rights Agreement, dated as of November 21, 2000, between Tandycrafts, Inc. and First Chicago Trust Company of New York, as Rights Agent.


                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                TANDYCRAFTS, INC.

                                By:/s/ Russell L. Price
                                   --------------------
                                   Russell L. Price
                                   General Counsel
Dated:  November 29, 2000


                                 EXHIBIT INDEX
                                 -------------

Exhibit No.             Description
-----------             -----------

4.1                     Amendment to Rights Agreement




                         AMENDMENT TO RIGHTS AGREEMENT
          THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of

November 21, 2000, is between TANDYCRAFTS, INC., a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, as rights agent (the "Rights Agent").

                                   WITNESSETH

          WHEREAS, the Company and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company, a predecessor to the Rights Agent, entered into a Rights Agreement dated as of May 19, 1997 (the "Rights Agreement").

          WHEREAS, the Rights Agent has accepted assignment of the Rights Agreement and has agreed to assume each and every right, duty, obligation and interest of ChaseMellon Shareholder Services, L.L.C. under the Rights Agreement.

          WHEREAS, concurrently with the execution hereof, the Company has entered into a Settlement Agreement, dated as of November 21, 2000, by and among Tandycrafts, Inc., a Delaware corporation (the "Company"), R.E. Cox, III ("Cox"), Sheldon Stein ("Stein"), Michael J. Walsh ("Walsh"), Jack Kahl ("Kahl"), Colon Washburn ("Washburn") and Joe K. Pace ("Pace") (collectively, the Company, Cox, Stein, Walsh, Kahl, Washburn and Pace, are referred to herein as the "Tandycrafts Parties"), Steel Partners II, L.P., a Delaware limited partnership ("Steel"), Warren G. Lichtenstein ("Lichtenstein"), Steven Wolosky ("Wolosky"), Mark E. Schwarz ("Schwarz"), James R. Henderson ("Henderson"), Glen Kassan ("Kassan"), Harold Smith ("Smith"), Newcastle Partners, L.P., a Texas limited partnership ("Newcastle"), and The Tandycrafts Full Value Committee (collectively, Steel, Lichtenstein, Wolosky, Schwarz, Henderson, Kassan, Smith, Newcastle and the Full Value Committee are referred to herein as the "Steel Parties"); and

          WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Settlement Agreement and the transactions contemplated thereby; and

          WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company;

          WHEREAS, pursuant to a resolution duly adopted on November 17, 2000, the Board of Directors of the Company has adopted and authorized the amendment of the Rights Agreement to amend the definition of "Acquiring Person";

          WHEREAS, the Board of Directors of the Company has resolved and determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement;

          NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.   AMENDMENT OF SECTION 1.

          Section 1(b) of the Rights Agreement is hereby amended in its entirety to read as follows:

          (b) "Acquiring Person" means any Person that, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but does not include (i) the Company; (ii) any Subsidiary of the Company;
     (iii) any employee benefit plan of the Company or of any Subsidiary of the Company; (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan; (v) any person that becomes an Acquiring Person pursuant to a Permitted Transaction; (vi) any Person that has become an Acquiring Person inadvertently and, within five Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired beneficial ownership of shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and such certification is accepted as true by a Requisite Majority acting in good faith, and such Person divests as promptly as practicable a sufficient amount of Common Stock so that such Person would no longer hold in excess of 14.9% of the Common Stock then outstanding; (vii) any Person that becomes an Acquiring Person solely as a result of a reduction in the number of outstanding shares of Common Stock in a transaction that is approved by a Requisite Majority, provided that such Person will immediately be an Acquiring Person in the event such Person thereafter acquires any additional shares of Common Stock (other than as a result of a stock split or stock dividend) while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; and (viii) an Exempt Person, as defined below.

          "Exempt Person" shall mean Steel Partners II, L.P., a Delaware limited partnership, Warren G. Lichtenstein, Mark E. Schwarz and Newcastle Partners, L.P., a Texas limited partnership, (collectively, together with their Affiliates and Associates, the "Steel Parties"), but only to the extent that the Steel Parties are the Beneficial Owners of not more than 1,924,300 shares of the Common Stock (calculated as of the date of this Amendment and as may be adjusted after the date hereof for stock dividends, stock splits and other reclassifications or recapitalizations); provided however, that Steel Parties shall cease to be an Exempt Person and shall become an Acquiring Person in the event the Steel Parties shall have
     (A) acquired Beneficial Ownership of more than 1,924,300 shares of Common Stock or (B) commenced, or announced an intention to commence, a tender or exchange offer upon successful consummation of which Steel Parties would be the Beneficial Owner of more than 1,924,300 shares of Common (calculated as of the date of this Amendment and as may be adjusted after the date hereof for stock dividends, stock splits and other reclassifications or recapitalizations) (irrespective of whether any shares are actually purchased pursuant to any such offer).

2.   EFFECTIVENESS.

          This Amendment to the Rights Agreement shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

3.   CERTIFICATION.

          The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

4.   MISCELLANEOUS.

          This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                TANDYCRAFTS, INC.


                                By: __________________________________________
                                    Name:
                                    Title:


                                FIRST CHICAGO TRUST COMPANY OF NEW YORK


                                By: __________________________________________
                                    Name:
                                    Title: